EXHIBIT 99.1

For Immediate Release

For more information:

Rick Russo Chief Financial Officer Captiva Software Corporation (858) 320-1000 rrusso@captivasoftware.com	Charles Messman Todd Kehrli MKR Group, LLC (626) 395-9500 charles@mkr-group.com todd@mkr-group.com

CAPTIVA REPORTS GROWTH IN

FIRST QUARTER

REVENUE AND EARNINGS

Pro Forma EPS Doubles as Revenue Increases and Expenses Decline

SAN DIEGO, CA, April 29, 2003—Captiva Software Corporation (Nasdaq: CPTV), a leading provider of input management solutions, today announced results for the quarter ended March 31, 2003. Revenue increased to $12.6 million, an increase of 6% on a pro forma basis compared to the prior year period. Pro forma earnings increased to $0.04 per share on a diluted basis compared to $0.02 in the prior year period. During the quarter the company’s cash position increased to $8.1 million from $7.5 million at December 31, 2002.

In light of the July 2002 merger of ActionPoint and Captiva, this release includes pro forma statements of revenue and earnings to enable the reader to more fairly compare current and prior period results by including the historical results for both companies as if the merger had been completed in the comparable period and excluding certain costs arising from the merger.

First Quarter Highlights:

•	Revenues increased to $12.6 million; up 6% on a pro forma basis from Q1 2002.

(more)

CAPTIVA REPORTS GROWTH IN FIRST QUARTER REVENUE AND EARNINGS/Page 2

•	Pro forma EPS increased to $0.04; up from $0.02 for Q1 2002.

•	Cash increased to $8.1 million, up from $7.5 million at December 31, 2002.

•	38 new customers were acquired, including Indiana Department of Revenue, US Bank and Elison LTD.

•	Awarded a $3.3 million contract from SOURCECORP, an existing customer, to supply digital scanners.

•	Named as one of the “100 Companies That Matter in Knowledge Management” by KMWorld Magazine.

“We’re pleased with our first quarter performance, especially in light of a difficult economic and technology selling environment, and the uncertainties related to world events. On a year over year basis we grew revenues, decreased operating expenses and generated improved operating profits and earnings per share. In addition we continued to generate positive cash flow,” said Reynolds C. Bish, Captiva’s President and CEO. “Software revenues were seasonally light and lower than the same period in 2002, which included several unusually large sales, including a $1.0 million enterprise wide site license for one customer. This was offset by growth in our service revenues and revenues from the sale of digital scanners, as customers continue to ask us to provide more of an end-to-end solution to their input management needs. It’s important to note that these digital scanner revenues do not include any portion of the $3.3 million SOURCECORP contract awarded during the first quarter. In addition, our lower operating expenses during the first quarter illustrate one of the expected benefits of the merger effected last year, and should contribute to our earnings growth during the remainder of this year.”

“Having achieved the high end of our first quarter revenue and earnings guidance, we remain cautiously optimistic about achieving our revenue and earnings goals for the year. This includes growing pro forma revenues by 10% to between $53 and $54 million” added Mr. Bish.

CAPTIVA REPORTS GROWTH IN FIRST QUARTER REVENUE AND EARNINGS/Page 3

“We expect revenues for the second quarter to be in the range of $12.9 to $13.2 million, and pro forma earnings per share to be in the range of $0.04 to $0.05. Including the expected amortization of intangibles of $0.5 million, we expect earnings per share on a GAAP basis to be between $0.01 and $0.02.”

The merger of ActionPoint, Inc. and “old” Captiva was effective July 31, 2002. Although ActionPoint is the surviving reporting entity, the combined company has been renamed Captiva Software Corporation. Due to the application of purchase accounting to record the merger, the “old” Captiva financial results prior to the merger date are not included in the GAAP presentation of the results of operations. Accordingly, in order to assist in making comparisons of current and prior period results, both pro forma and GAAP financial information is presented below.

Pro Forma Results

The results of operations on a pro forma basis for the three months ended March 31, 2003 exclude amortization costs arising from the merger. For a detailed reconciliation of the pro forma results to the GAAP results, see the footnotes accompanying the pro forma statements of operations provided below.

Revenues for the first quarter of 2003 were $12.6 million, an increase of 6% compared to pro forma revenues of $11.9 million for the first quarter of 2002. Pro forma operating expenses in the first quarter were $7.9 million, a decrease of approximately 4%, compared to $8.3 million for first quarter of 2002.

Pro forma operating income for the first quarter increased to $0.6 million, compared to pro forma operating income of $0.3 million for the first quarter of 2002. Pro forma net income for the first quarter increased to $0.4 million, or $0.04 per share, compared to pro forma net income of $0.2 million or $0.02 per share in the first quarter of 2002.

CAPTIVA REPORTS GROWTH IN FIRST QUARTER REVENUE AND EARNINGS/Page 4

GAAP Results

Revenues for the first quarter of 2003 were $12.6 million, an increase of 118% compared to $5.8 million for the first quarter of 2002. Operating expenses in the first quarter were $7.9 million, an increase of approximately 67%, compared to $4.7 million for the first quarter of 2002.

Operating income for the first quarter was $0.1 million, compared to operating income of $4,000 for the first quarter of 2002. Net income was $0.1 million, or $0.01 per share, compared to $17,000, or $0.00 per share in the first quarter of 2002.

Cash and cash equivalents totaled $8.1 million at March 31, 2003 compared to $7.5 million at December 31, 2002. The increase in cash during the first quarter is primarily attributable to operating income, after excluding non-cash expenses, and reduced days sales outstanding of accounts receivable.

Corporate Conference Call

Captiva management will host a conference call today, April 29, 2003 at 1:30 p.m. PST (4:30 p.m. EST) to review the fourth quarter financial results and other corporate events. Reynolds C. Bish, President and CEO, and Rick Russo, CFO, will be on-line to discuss these results and other corporate events, followed by a Q & A session.

The call can be accessed by dialing 800-365-2845 and giving the company name, “Captiva.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. A replay of the conference call will be available two hours after the call for the following two business days by dialing 800-642-1687 and entering the following pass code: 9635374. Also, an instant replay of the conference call will be available over the Internet at http://www.captivasoftware.com in the Investor Relations area of the site or by going to http://www.mkr-group.com.

About Captiva

CAPTIVA REPORTS GROWTH IN FIRST QUARTER REVENUE AND EARNINGS/Page 5

Captiva Software Corporation (Nasdaq: CPTV) is a leading provider of input management solutions. Since 1989, the company’s award-winning products have been used to manage business critical information from paper, faxed and scanned forms and documents, Internet forms and XML data streams into the enterprise in a more accurate, timely and cost-effective manner. These products automate the processing of billions of forms and documents annually, converting their contents into information that is usable in database, document, content and other information management systems. Captiva’s technology serves thousands of users in insurance, financial services, government, business process outsourcing, direct marketing and other markets. For more information, visit www.captivasoftware.com.

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This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Captiva. All statements in this press release that are not strictly historical are forward-looking statements. Forward-looking statements relating to expectations about future events or results are based upon information available to Captiva as of today’s date. Captiva assumes no obligation to update any of these statements. The forward-looking statements are not guarantees of the future performance of Captiva and actual results may vary materially from the results and expectations discussed. The revenues and earnings of Captiva and its ability to achieve planned business objectives are subject to a number of factors that make estimation of future operating results uncertain. These factors include increased competition; risks associated with new product strategies and the evolving and varying demand for software products; risks related to the integration of Captiva’s merged businesses; the ability of Captiva to expand its operations; risks relating to litigation, including litigation over intellectual property rights; general technological and economic factors; and the other risks detailed from time to time in each of Captiva’s periodic reports and other documents filed with the Securities and Exchange Commission, including, but not limited to, Captiva’s report on Form 10-K for the fiscal year ended December 31, 2002, quarterly reports on Form 10-Q and current reports on Form 8-K.

-financial statements to follow-

CAPTIVA REPORTS GROWTH IN FIRST QUARTER REVENUE AND EARNINGS/Page 6

Captiva Software Corporation

Pro Forma Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2003	2002
Revenues
Software licenses	$5,467	$6,338
Service	5,611	5,084
Other	1,526	470

	12,604	11,892
Cost of revenues
Software licenses	320	401
Services	2,427	2,448
Other	1,284	400

	4,031	3,249

Gross profit	8,573	8,643

Operating expenses:
Research and development	2,111	1,826
Sales, general & administrative	5,838	6,468

Total operating expenses	7,949	8,294

Income from operations	624	349
Other expense, net	(7)	(22)

Income before income taxes	617	327
Provision for income taxes	247	131

Net income	$370	$196

Basic and diluted net income per share	$0.04	$0.02

Basic common stock equivalents	8,860	8,769
Diluted common stock equivalents	9,336	8,823

The above Pro Forma Statements of Operations are not a presentation in accordance with generally accepted accounting principles as it excludes the effects of the following:

(1)	The three months ended March 31, 2003 excludes amortization of purchased intangibles of $0.5 million and recovery of merger costs of $44,000.

(2)	The three months ended March 31, 2002 includes three months of operating results of the old Captiva business that are excluded under generally accepted accounting principles. Those results are as follows: $6.1 million of revenue, $2.2 million of cost of revenue, $0.7 million of research and development, $2.8 million of sales, general and administrative costs and $35,000 in interest. The resulting income is taxed at a 40% rate. Merger cost of $0.3 million and interest expense of $0.3 million, related to debt converted at the merger, are excluded from these results. For the three months ended March 31, 2002 the number of shares used to

CAPTIVA REPORTS GROWTH IN FIRST QUARTER REVENUE AND EARNINGS/Page 7

calculate basic and diluted net income per share have been calculated as if the shares issued in conjunction with the acquisition were issued at the beginning of the period presented.

The pro forma data is presented for informational purposes only to assist in making comparisons of Captiva’s results on a combined basis and should not be considered as a substitute for the historical financial data presented in accordance with generally accepted accounting principles.

CAPTIVA REPORTS GROWTH IN FIRST QUARTER REVENUE AND EARNINGS/Page 8

Captiva Software Corporation

GAAP Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2003	2002
Revenues
Software licenses	$5,467	$3,700
Services	5,611	2,092
Other	1,526	—

	12,604	5,792
Cost of revenues
Software licenses	320	218
Services	2,427	848
Other	1,284	—
Amortization of purchased intangibles	524	—

	4,555	1,066

Gross profit	8,049	4,726

Operating expenses:
Research and development	2,111	1,085
Sales, general & administrative	5,838	3,637
Merger costs	(44)	—

Total operating expenses	7,905	4,722

Income from operations	144	4
Other income (expense), net	(7)	13

Income before income taxes	137	17
Provision for income taxes	55	—

Net income	$82	$17

Basic and diluted net income per share	$0.01	$0.00
Basic common stock equivalents	8,860	4,375
Diluted common stock equivalents	9,336	4,429

CAPTIVA REPORTS GROWTH IN FIRST QUARTER REVENUE AND EARNINGS/Page 9

Balance Sheets

(unaudited, in thousands)

Assets	Mar 31, 2003	Dec 31, 2002	Liabilities and Stockholders’ Equity	Mar 31, 2003	Dec 31, 2002
Current assets:			Current liabilities:
Cash and equivalents	$8,058	$7,453	Accounts payable and accruals	$6,578	$8,052
Accounts receivable	9,550	11,764	Deferred revenue	10,405	10,371
Other current assets	3,012	2,564	Line of credit	2,000	2,145

Total current assets	20,620	21,781	Total current liabilities	18,983	20,568
Property and equipment	1,047	1,014	Deferred revenue—LT	810	956
Other assets	386	402	Other liabilities—LT	425	521
Purchased intangibles	11,416	11,939	Total stockholders’ equity	13,251	13,091

	$33,469	$35,136		$33,469	$35,136